SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 3, 2006

Commission file number 001-12215

Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, NJ 07071
(201) 393-5000

Delaware
(State of Incorporation)

16-1387862
(I.R.S. Employer Identification Number)

Item 1.01 Entry into a Material Definitive Agreement

          On May 3, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Quest Diagnostics Incorporated (the “Company”) approved the Company’s Executive Officer Severance Plan (the “Plan”). The Plan covers the following executive officers of the Company:

W. Thomas Grant II
Robert A. Hagemann
Robert A. Peters
Michael E. Prevoznik
David M. Zewe.

The Plan provides the covered executive officers with the following benefits:

•

Severance is paid to an executive officer if his or her employment is terminated by the Company other than for cause prior to a change in control, in an amount equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment and two times the annual award of variable compensation at the most recent target level. The executive officer and eligible dependents would also be entitled to participate in the Company’s group medical and life insurance plans, to the extent permitted by the terms of the plans and applicable law, for a period of two years. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions made by the Company to the Company’s 401(k) plan and the Company’s Supplemental Deferred Compensation Plan on behalf of the executive officer during the year preceding termination.

•

If, however, an executive officer’s employment is terminated by the Company, other than for cause, or by the executive officer for Good Reason, during the 24-month period following a change in control, or under certain conditions during the 6-month period prior to a change in control in anticipation of a change in control, the severance benefit will be equal to three times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment and three times the annual award of variable compensation at the most recent target level. In addition, the executive officer would receive a prorated target bonus for the year of termination (determined by dividing the number of days worked in the year of termination by 365). The executive officer and eligible dependents would also be entitled to participate in the Company’s group medical and life insurance plans, to the extent permitted by the terms of the plans and applicable law, for a period of three years. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions made by the

Company to the Company’s 401(k) plan and the Company’s Supplemental Deferred Compensation Plan on behalf of the executive officer during the year preceding termination. The executive officer is also entitled to receive a tax gross-up payment for any parachute excise tax incurred unless a reduction by not more than 5% of the portion of the payment considered to be parachute payments would result in no excise tax being incurred.

•

A ‘Change in Control’ is defined in the Plan to include the following: (1) the acquisition by a person of 40% or more of the voting stock of the Company; (2) a merger, share exchange or similar form of corporate transaction involving the Company unless immediately following such transaction (A) more than 50% of the total voting power of the resulting corporation is represented by Company voting securities that were outstanding immediately prior to such transaction and (B) certain other conditions are met, (3) the membership of the Board of Directors changes such that the directors of the Company as of May 3, 2006 (or directors subsequently elected who are nominated by a majority of the incumbent directors unless any such subsequent directors are nominated as a result of an actual or threatened election context) cease to constitute a majority of the Board; or (4) approval by the Company’s shareholders of a complete liquidation or dissolution or the sale of substantially all of the assets of the Company to an entity that is not an affiliate of the Company.

•

“Good Reason” is defined in the Plan to include, (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a reduction in the rate of annual base salary or annual performance bonus or equity incentive compensation target opportunities (including any material and adverse change in the formula for those targets), (3) requiring the executive officer to be based at a location that is more than 50 miles from the executive officer’s original location and which increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans and (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

•

“Cause” is defined in the Plan to mean the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony, and (6) being found liable in any SEC or other civil or criminal securities law action.

          Payments under the Plan are conditioned on the executive officer’s executing a release.

          Each of the covered executive officers listed above has been designated as a “Schedule A” Participant under the Plan.

          The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Executive Officer Severance Plan

Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 9, 2006

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Leo C. Farrenkopf, Jr.

Leo C. Farrenkopf, Jr. Assistant General Counsel and Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Executive Officer Severance Plan